Exhibit 99.2

CarLotz, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)

	September 30, 2022	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$84,809	$75,029
Restricted cash	4,049	4,336
Marketable securities - at fair value	28,125	116,589
Accounts receivable, net	4,786	8,206
Inventories	13,062	40,985
Other current assets	4,349	4,705
Operating and finance lease assets, property, and equipment held for sale	20,860	-
Total Current Assets	160,040	249,850
Marketable securities - at fair value	760	1,941
Property and equipment, net	7,118	22,628
Capitalized website and internal-use software costs, net	12,725	13,716
Operating lease assets	22,092	-
Finance lease assets, net	4,459	-
Lease vehicles, net	2,869	1,596
Other assets	474	558
Total Assets	$210,537	$290,289
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Current portion of finance lease liabilities	$116	$509
Floor plan notes payable	5,433	27,815
Accounts payable	2,236	6,352
Accrued expenses	11,215	14,428
Current portion of operating lease liabilities	4,600	-
Other current liabilities	593	754
Operating and finance lease liabilities associated with assets held for sale	22,294	-
Total Current Liabilities	46,487	49,858
Finance lease liabilities, less current portion	6,083	12,206
Operating lease liabilities, less current portion	22,384	-
Earnout shares liability	722	7,679
Merger warrants liability	675	6,291
Other liabilities	417	744
Total Liabilities	76,768	76,778
Commitments and Contingencies (Note 15)	-	-
Stockholders’ Equity (Deficit):
Common stock, $0.0001 par value; 500,000,000 authorized shares, 114,879,689 and 113,996,401 shares issued and outstanding at September 30, 2022 and December 31, 2021	11	11
Additional paid-in capital	291,827	287,509
Accumulated deficit	(157,956)	(73,916)
Accumulated other comprehensive loss	(113)	(93)
Total Stockholders’ Equity (Deficit)	133,769	213,511
Total Liabilities and Stockholders’ Equity (Deficit)	$210,537	$290,289

See notes to condensed consolidated financial statements.

CarLotz, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Retail vehicle sales	$32,545	$56,284	$142,344	$150,897
Wholesale vehicle sales	16,357	8,989	38,880	18,217
Finance and insurance, net	1,691	2,639	8,591	5,973
Lease income, net	245	129	528	334
Total Revenues	50,838	68,041	190,343	175,421
Cost of sales (exclusive of depreciation)	51,429	66,017	187,375	167,207
Gross Profit	(591)	2,024	2,968	8,214
Operating Expenses:
Selling, general and administrative	19,334	24,780	74,017	63,039
Stock-based compensation expense	1,409	3,447	4,234	49,114
Depreciation and amortization expense	2,025	1,214	6,173	1,692
Management fee expense - related party	-	-	-	2
Impairment expense	420	-	1,143	-
Restructuring expenses	1,885	-	12,616	-
Total Operating Expenses	25,073	29,441	98,183	113,847
Loss from Operations	(25,664)	(27,417)	(95,215)	(105,633)
Interest expense	302	650	1,512	1,009
Other Income, net
Change in fair value of Merger warrants liability	803	12,111	5,616	24,794
Change in fair value of earnout shares	341	12,565	6,957	56,621
Other income (expense)	523	(85)	113	(476)
Total Other Income, net	1,667	24,591	12,686	80,939
Loss Before Income Tax Expense	(24,299)	(3,476)	(84,041)	(25,703)
Income tax expense	-	-	-	-
Net Loss	$(24,299)	$(3,476)	$(84,041)	$(25,703)
Net Loss per Share, basic and diluted	$(0.21)	$(0.03)	$(0.74)	$(0.23)
Weighted-average Shares used in Computing Net Loss per Share, basic and diluted	114,705,449	113,707,013	114,334,960	109,447,939

See notes to condensed consolidated financial statements.

CarLotz, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive (Loss)

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(24,299)	$(3,476)	$(84,041)	$(25,703)
Other Comprehensive (Loss), net of tax:
Unrealized gains (losses) on marketable securities arising during the period	38	(40)	(6)	(110)
Tax effect	-	-	-	-
Unrealized gains (losses) on marketable securities arising during the period, net of tax	38	(40)	(6)	(110)
Reclassification adjustment for realized gains	(8)	-	(14)	(5)
Tax effect	-	-	-	-
Reclassification adjustment for realized gains, net of tax	(8)	-	(14)	(5)
Other Comprehensive Income (Loss), net of tax	30	(40)	(20)	(115)
Total Comprehensive (Loss)	$(24,269)	$(3,516)	$(84,061)	$(25,818)

See notes to condensed consolidated financial statements.

CarLotz, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

Nine Months Ended September 30, 2022 and 2021

(Unaudited)

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss) Income	(Deficit)
Balance December 31, 2021	-	$-	113,996,401	$11	$287,509	$(73,916)	$(93)	$213,511
Net loss	-	-	-	-	-	(24,836)	-	(24,836)
Other comprehensive income, net of tax	-	-	-	-	-	-	(73)	(73)
Cashless exercise of options	-	-	44,424	-	-	-	-	-
Stock-based compensation	-	-	-	-	1,684	-	-	1,684
Issuance of common stock to settle vested restricted stock units	-	-	70,971	-	(2)	-	-	(2)
Balance March 31, 2022	-	$-	114,111,796	$11	$289,191	$(98,752)	$(166)	$190,284
Net loss	-	$-	-	$-	$-	$(34,905)	$-	$(34,905)
Other comprehensive income, net of tax	-	$-	-	$-	$-	$-	$23	$23
Exercise of options	-	$-	104,818	$-	$66	$-	$-	$66
Stock-based compensation	-	$-	-	$-	$1,141	$-	$-	$1,141
Issuance of common stock to settle vested restricted stock units	-	$-	263,048	$-	$-	$-	$-	$-
Balance June 30, 2022	-	$-	114,479,662	$11	$290,398	$(133,657)	$(143)	$156,609
Net loss	-	$-	-	$-	$-	$(24,299)	$-	$(24,299)
Other comprehensive income, net of tax	-	$-	-	$-	$-	$-	$30	$30
Exercise of options	-	$-	81,541	$-	$20	$-	$-	$20
Cashless exercise of options	-	$-	26,435	$-	-	$-	$-	-
Stock-based compensation	-	$-	-	$-	$1,409	$-	$-	$1,409
Issuance of common stock to settle vested restricted stock units	-	$-	292,051	$-	$-	$-	$-	-
Balance September 30, 2022	-	$-	114,879,689	$11	$291,827	$(157,956)	$(113)	$133,769

See notes to condensed consolidated financial statements.

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss) Income	(Deficit)
Balance December 31, 2020	2,034,751	$17,560	37,881,435	$4	$3,221	$(34,037)	$15	$(30,797)
Retroactive application of recapitalization	(2,034,751)	(17,560)	20,739,607	2	17,558	-	-	17,560
Adjusted balance, beginning of period	-	-	58,621,042	6	20,779	(34,037)	15	(13,237)
Net loss	-	-	-	-	-	(15,022)	-	(15,022)
Other comprehensive income, net of tax	-	-	-	-	-	-	(131)	(131)
Accrued dividends on redeemable convertible preferred stock	-	-	-	-	(19)	-	-	(19)
PIPE issuance	-	-	12,500,000	1	124,999	-	-	125,000
Merger financing	-	-	38,194,390	4	309,995	-	-	309,999
Consideration to existing shareholders of Former CarLotz, net of accrued dividends	-	-	-	-	(62,693)	-	-	(62,693)
Transaction costs and advisory fees	-	-	-	-	(47,579)	-	-	(47,579)
Settlement of redeemable convertible preferred stock tranche obligation	-	-	-	-	2,832	-	-	2,832
Cashless exercise of options	-	-	54,717	-	-	-	-	-
Cash consideration paid to Former Carlotz optionholders	-	-	-	-	(2,465)	-	-	(2,465)
Stock-based compensation	-	-	-	-	41,963	-	-	41,963
Earnout liability	-	-	-	-	(74,284)	-	-	(74,284)
Merger warrants liability	-	-	-	-	(39,025)	-	-	(39,025)
KAR/AFC note payable conversion	-	-	3,546,984	-	3,625	-	-	3,625
KAR/AFC warrant exercise	-	-	752,927	-	144	-	-	144
Balance March 31, 2021	-	$-	113,670,060	$11	$278,272	$(49,059)	$(116)	$229,108
Net loss	-	-	-	-	-	(7,205)	-	(7,205)
Other comprehensive income, net of tax	-	-	-	-	-	-	56	56
Stock-based compensation	-	-	-	-	3,704	-	-	3,704
Balance June 30, 2021	-	$-	113,670,060	$11	$281,976	$(56,264)	$(60)	$225,663
Net loss	-	-	-	-	-	(3,476)	-	(3,476)
Other comprehensive income, net of tax	-	-	-	-	-	-	(40)	(40)
Issuance of Class A common stock to settle vested restricted stock units	-	-	36,953	-	-	-	-	-
Stock-based compensation	-	-	-	-	3,447	-	-	3,447
Balance September 30, 2021	-	$-	113,707,013	$11	$285,423	$(59,740)	$(100)	$225,594

See notes to condensed consolidated financial statements.

CarLotz, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2022	2021
Cash Flow from Operating Activities
Net loss	$(84,041)	$(25,703)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization - property, equipment, ROU assets and capitalized software	8,532	1,623
Impairment expense	1,143	-
Non-cash restructuring expenses	10,387	-
Gain on lease assignment	(236)	-
Amortization and accretion - marketable securities	752	1,712
Depreciation - lease vehicles	360	69
Provision for doubtful accounts	656	85
Stock-based compensation expense	4,234	49,114
Change in fair value of Merger warrants liability	(5,616)	(24,794)
Change in fair value of earnout shares	(6,957)	(56,621)
Unpaid interest expense on capital lease obligations	-	199
Change in Operating Assets and Liabilities:
Accounts receivable	2,764	(4,786)
Inventories	27,923	(46,774)
Other current assets	356	(8,414)
Other assets	84	(4,267)
Accounts payable	(4,116)	3,541
Accrued expenses	(2,237)	5,441
Accrued expenses - related party	-	(229)
Other current liabilities	(161)	382
Other liabilities	(327)	(753)
Net Cash Used in Operating Activities	(46,500)	(110,175)
Cash Flows from Investing Activities
Purchase of property and equipment	(5,642)	(6,766)
Capitalized website and internal-use software costs	(2,958)	(11,511)
Purchase of marketable securities	(63,858)	(359,381)
Proceeds from sales of marketable securities	152,758	212,823
Purchase of lease vehicles	(1,633)	(939)
Net Cash Provided by (Used in) Investing Activities	78,667	(165,774)
Cash Flows from Financing Activities
Payments made on finance leases	(376)	(51)
Advance from holder of marketable securities	-	4,722
Repayment of advance from marketable securities	-	(4,722)
PIPE issuance	-	125,000
Merger financing	-	309,999
Payment made on accrued dividends	-	(4,853)
Payments to existing shareholders of Former CarLotz	-	(62,693)
Transaction costs and advisory fees	-	(47,579)
Payments made on cash considerations associated with stock options	-	(2,465)
Repayment of Paycheck Protection Program loan	-	(1,749)
Payments made on note payable	-	(3,000)
Payments on floor plan notes payable	(102,592)	(109,034)
Borrowings on floor plan notes payable	80,211	127,279
Employee stock option exercise	91	-
Payments made for tax on equity award transactions	(8)	-
Net Cash (Used in) Provided by Financing Activities	(22,674)	330,854
Net Change in Cash and Cash Equivalents Including Restricted Cash	9,493	54,905
Cash and cash equivalents and restricted cash, beginning	79,365	2,813
Cash and cash equivalents and restricted cash, ending	$88,858	$57,718
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$1,589	$1,000
Supplementary Schedule of Non-cash Investing and Financing Activities:
Transfer from lease vehicles to inventory	$-	$166
KAR/AFC exercise of stock warrants	-	(144)
KAR/AFC conversion of notes payable	-	(3,625)
Convertible redeemable preferred stock tranche obligation expiration	-	(2,832)
Capitalized website and internal use software costs accrued	-	(1,898)
Purchases of property under capital lease obligation	(247)	(7,651)

See notes to condensed consolidated financial statements.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

Note 1  Description of Business

Defined Terms

Unless otherwise indicated or unless the context otherwise requires, the following terms used herein shall have the following meanings:

● references to “CarLotz,” “we,” “us,” “our” and the “Company” are to CarLotz, Inc. and its consolidated subsidiaries;

● references to “Acamar Partners” refer to the Company for periods prior to the consummation of the Merger referred to below;

● references to “Acamar Sponsor” are to Acamar Partners Sponsor I LLC; and

● references to the “Merger” are to the merger pursuant to that certain Agreement and Plan of Merger, dated as of October 21, 2020 (as amended by Amendment No. 1, dated December 16, 2020, the “Merger Agreement”), by and among CarLotz, Inc. (f/k/a Acamar Partners Acquisition Corp.) (the “Company”), Acamar Partners Sub, Inc., a wholly owned subsidiary of CarLotz, Inc. (“Merger Sub”), and CarLotz Group, Inc. (f/k/a CarLotz, Inc.) (“Former CarLotz”), pursuant to which Merger Sub merged with and into Former CarLotz, with Former CarLotz surviving as the surviving company and as a wholly owned subsidiary of the Company.

The Company is a used vehicle consignment and Retail RemarketingTM company based in Richmond, Virginia. The Company operates an innovative and one-of-a-kind consumer and commercial used vehicle consignment and sales business model, with an online marketplace and 11 retail hub locations throughout the United States, including in Alabama, California, Colorado, Florida, Illinois, North Carolina, and Virginia.

Subsidiaries are consolidated when the parent is deemed to have control over the subsidiaries’ operations.

Subsidiary Operations

CarLotz, Inc. owns 100% of CarLotz Group, Inc. (a Delaware corporation), which owns 100% of CarLotz, Inc. (an Illinois corporation), CarLotz Nevada, LLC (a Delaware LLC), CarLotz California, LLC (a California LLC), CarLotz Logistics, LLC (a Delaware LLC), Orange Grove Fleet Solutions, LLC (a Virginia LLC), Orange Peel Protection Reinsurance Co. Ltd. (a Turks and Caicos Islands, British West Indies company) and Orange Peel LLC (a Virginia LLC), which owns 100% of Orange Peel Reinsurance, Ltd. (a Turks and Caicos Islands, British West Indies company).

Basis of Presentation

On January 21, 2021 (the “Closing Date”), the Company consummated the merger pursuant to that certain Agreement and Plan of Merger, dated as of October 21, 2020, by and among the Company, Merger Sub and Former CarLotz, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated December 16, 2020, by and among the Company, Merger Sub and Former CarLotz (See Note 3 “Merger” for further discussion).

Pursuant to the terms of the Merger Agreement, a business combination between the Company and Former CarLotz was effected through the merger of Merger Sub with and into Former CarLotz with Former CarLotz continuing as the surviving company. Notwithstanding the legal form of the Merger pursuant to the Merger Agreement, the Merger is accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Under this method of accounting, CarLotz is treated as the acquired company and Former CarLotz is treated as the acquiror for financial statement reporting and accounting purposes.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

As a result of Former CarLotz being the accounting acquirer, the financial reports filed with the U.S. Securities and Exchange Commission (“SEC”) by the Company subsequent to the Merger are prepared “as if” Former CarLotz is the predecessor and legal successor to the Company. The historical operations of Former CarLotz are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of Former CarLotz prior to the Merger, (ii) the combined results of the Company and Former CarLotz following the Merger on January 21, 2021, (iii) the assets and liabilities of Former CarLotz at their historical cost and (iv) the Company’s equity structure for all periods presented. The recapitalization of the number of shares of common stock attributable to the purchase of Former CarLotz in connection with the Merger is reflected retroactively to the earliest period presented and will be utilized for calculating earnings per share in all prior periods presented. No step-up basis of intangible assets or goodwill was recorded in the Merger transaction consistent with the treatment of the transaction as a reverse recapitalization of Former CarLotz.

In connection with the Merger, Acamar Partners Acquisition Corp. changed its name to CarLotz, Inc. The Company’s common stock is now listed on The Nasdaq Global Market under the symbol “LOTZ” and warrants to purchase the common stock at an exercise price of $11.50 per share are listed on The Nasdaq Global Market under the symbol “LOTZW”. Prior to the Merger, the Company neither engaged in any operations nor generated any revenue. Until the Merger, based on the Company’s business activities, it was a “shell company” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The accompanying interim condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and applicable rules and regulations of the SEC regarding interim financial reporting. Certain information and note disclosures normally included in annual financial statements have been condensed or omitted pursuant to such rules and regulations. Therefore, these interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, except for those related to recent accounting pronouncements adopted in the current fiscal year.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in management’s opinion, include all adjustments, which consist of only normal recurring adjustments, necessary for the fair statement of the Company’s condensed consolidated balance sheet as of September 30, 2022 and its results of operations for the three and nine months ended September 30, 2022 and 2021. The results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results expected for the current fiscal year or any other future periods.

Restructuring

On June 21, 2022, we announced the closure of retail operations at 11 hub locations and determined not to commence retail operations at 3 unopened hub locations with executed lease agreements. The costs associated with the hub closures are classified as restructuring expenses. See Note 21 - Restructuring Charges, Asset Impairment, and Assets Held For Sale for further detail.

Shift Merger

On August 9, 2022, the Company entered into the Agreement and Plan of Merger (the “Shift Merger Agreement”) with Shift Technologies, Inc., a Delaware corporation (“Shift”), and Shift Remarketing Operations, Inc., a Delaware corporation and direct wholly owned subsidiary of Shift (“Shift Merger Sub”), pursuant to which, among other things and subject to the terms and conditions contained therein, Shift Merger Sub will be merged with and into CarLotz, with CarLotz continuing as the surviving corporation and as a wholly owned subsidiary of Shift (the “Shift Merger”). The Shift Merger is expected to close in the fourth quarter of 2022, subject to Shift and Company stockholder approval and other customary and regulatory approvals.

Certain transaction expenses (“Shift Merger expenses”) such as financial advisory, legal, accounting costs and associated fees and expenses that will be paid at the close of the Shift Merger are expensed as incurred and included in Accrued Expenses (see Note 12 - Accrued Expenses for further detail).

Note 2 - Summary of Significant Accounting Policies

For a detailed discussion about the Company’s significant accounting policies and for further information on accounting updates adopted in the prior year, see Note 2 to the audited consolidated financial statements.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

During the nine months ended September 30, 2022, there were no significant revisions to the Company’s significant accounting policies, other than those indicated herein related to the adoption of Leases Topic 842.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities.

Following the closing of the Merger, Former CarLotz equity holders at the effective time of the Merger will have the contingent right to receive, in the aggregate, up to 7,500,000 shares of common stock if, from the closing of the Merger until the fifth anniversary thereof, the reported closing trading price of the common stock exceeds certain thresholds. Estimating the change in fair value of the earnout liability for the earnout shares that could be earned by Former CarLotz equity holders at the effective time of the Merger requires determining both the fair value valuation model to use and inputs to the valuation model. The fair value of the earnout shares was estimated by utilizing a Monte-Carlo simulation model, which is a commonly used valuation model for this type of transaction. Inputs that have a significant effect on the earnout shares valuation include the expected volatility, starting stock price, expected term, risk-free interest rate and the earnout hurdles. See Note 6 - Fair Value of Financial Instruments.

Warrants that were issued by Acamar Partners (Merger warrants) and continue to exist following the closing of the Merger are accounted for as freestanding financial instruments. These warrants are classified as liabilities on the Company’s condensed consolidated balance sheets and are recorded at their estimated fair value. The estimated fair value of the warrants is determined by using the market value in an active trading market. See Note 6 - Fair Value of Financial Instruments.

Beginning in the first quarter of 2020, the World Health Organization declared the outbreak and spread of the COVID-19 virus a pandemic. The COVID-19 pandemic and global macroeconomic and geopolitical conditions continue to disrupt supply chains and impact production and sales across a wide range of industries. The full economic impact of the pandemic and global conditions has not been determined, including the impact on the Company’s suppliers, customers and credit markets. Due to the evolving and uncertain nature of COVID-19 and global macroeconomic and geopolitical conditions, it is reasonably possible that it could materially impact the Company’s estimates, particularly those noted above that require consideration of forecasted financial information, in the near to medium term. The ultimate impact will depend on numerous evolving factors that the Company may not be able to accurately predict, including the duration and extent of the pandemic, the impact of federal, state, local and foreign governmental actions, consumer behavior in response to the pandemic and other economic and operational conditions the Company may face.

Restricted Cash

As of September 30, 2022 and December 31, 2021, restricted cash included approximately $4,049 and $4,336, respectively. The restricted cash is legally and contractually restricted as collateral for lines of credit, including floorplan, and for the payment of claims on the reinsurance companies.

Advertising Costs

The Company expenses advertising costs as they are incurred. Advertising costs are included in selling, general and administrative expenses on the accompanying condensed consolidated statements of operations. Advertising expenses were approximately $6,237 and $13,674 for the nine months ended September 30, 2022 and 2021, respectively.

Concentration of Credit Risk

Concentrations of credit risk with respect to accounts receivables are limited due to the large diversity and number of customers comprising the Company’s retail customer base.

Assets and Liabilities Held For Sale

As a result of the announced hub closures on June 21, 2022, the ROU and finance lease assets and liabilities associated with hub locations where the Company has or intends to assign the lease to a third-party or terminate the lease agreement (as opposed to subleasing to a third-party) are classified as held for sale. The fixed assets associated with all closed hub locations, to the extent they are not impaired, are also classified as held for sale.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

Revenues

The Company recognizes revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Control passes to the retail and wholesale vehicle sales customer when the title is delivered to the customer, who then assumes control of the vehicle.

Retail Vehicle Sales

We sell used vehicles to our retail customers through our hubs in various cities. The transaction price for used vehicles is a fixed amount as set forth in the customer contract. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in vehicles represent noncash consideration which we measure at estimated fair value of the vehicle received on trade. We satisfy our performance obligation and recognize revenue for used vehicle sales at a point in time when the title to the vehicle passes to the customer, at which point the customer controls the vehicle. We provide a 12-month/12,000-mile limited warranty on most retail vehicle sales. The limited warranty is not treated as a separate performance obligation given the nature of the limited warranty is to provide assurance as to the quality of the vehicle being sold. The revenue recognized by CarLotz includes the agreed upon transaction price, including any service fees. Revenue excludes any sales taxes, title and registration fees, and other government fees that are collected from customers.

We receive payment for used vehicle sales directly from the customer at the time of sale or from third-party financial institutions within a short period of time following the sale if the customer obtains financing.

Our exchange policy allows customers to initiate an exchange during the first seven days or 400 miles after delivery, whichever comes first. If the vehicle is returned, the sale and associated revenue recognition is reversed, and the vehicle is treated as a purchase of inventory.

See the remainder of the Company’s revenue accounting policy related to wholesale, finance and insurance, and other revenue in the Form 10-K for the year ended December 31, 2021 filed on March 15, 2022.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard affected all entities that lease assets and requires lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of less than one year) as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, to clarify how to apply certain aspects of the new leases standard. ASU 2016-02, as subsequently amended for various technical issues, was effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, and early adoption was permitted.

We adopted ASC 842 for the year beginning January 1, 2022 using the modified retrospective transition approach applied at the beginning of the period of adoption, which did not result in a cumulative-effect adjustment to retained earnings. Comparative periods presented in the financial statements continue to be presented in accordance with ASC 840. As permitted under the standard, we have elected the package of practical expedients for the transition to ASC 842, under which we did not reassess our prior conclusions regarding lease identification, lease classification, or initial direct costs for contracts existing as of the transition date. We have also elected to apply the following practical expedients for contracts existing as of the transition date and all new contracts after our adoption of ASC 842: 1) recognizing lease expense on a straight-line basis over the lease term for leases with a term of 12 months or less and not recognizing them on the balance sheet and 2) accounting for lease and non-lease components for all asset classes as a combined single unit of account. We have not elected the practical expedient related to all land easements nor the hindsight practical expedient.

The adoption of ASC 842 resulted in the recognition of $50.5 million of operating lease assets, which included an adjustment for deferred rent, and $52.6 million of operating lease liabilities on our opening consolidated balance sheet. We have implemented new business processes, accounting policies, systems and internal controls as part of adopting the new standard. See Note 14 for additional information on leases.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. ASU 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years beginning after December 15, 2022 and for interim periods within those fiscal years. The Company is currently evaluating the impact of this standard to its financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted, including adoption in an interim period. The Company is currently evaluating the impact of this standard on its financial statements.

Note 3 - Merger

On the Closing Date, the Company consummated the merger pursuant to that certain Agreement and Plan of Merger, dated as of October 21, 2020, by and among the Company, Merger Sub and Former CarLotz, as amended by Amendment No. 1, dated December 16, 2020, by and among the Company, Merger Sub and Former CarLotz.

Pursuant to the terms of the Merger Agreement, a business combination between the Company and Former CarLotz was effected through the merger of Merger Sub with and into Former CarLotz with Former CarLotz surviving as the surviving company.

The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Acamar Partners was treated as the “acquired” company for financial reporting purposes (See Note 1 - Description of the Business). Accordingly, for accounting purposes, the Merger was treated as the equivalent of Former CarLotz issuing stock for the net assets of Acamar Partners, accompanied by a recapitalization.

Prior to the Merger, Former CarLotz and Acamar Partners filed separate standalone federal, state and local income tax returns. As a result of the Merger, structured as a reverse acquisition for tax purposes, Acamar Partners was renamed CarLotz, Inc. and became the parent of the consolidated filing group, with Former CarLotz as a subsidiary.

Recapitalization
Cash - Acamar Partners’ trust and cash	$309,999
Cash - PIPE	125,000
Less: consideration delivered to existing stockholders of Former CarLotz	(62,693)
Less: consideration to pay accrued dividends	(4,853)
Less: transaction costs and advisory fees paid	(47,579)
Less: payments on cash considerations associated with stock options	(2,465)
Net contributions from Merger and PIPE financing	317,409
Liabilities relieved: preferred stock obligation	2,832
Liabilities relieved: KAR/AFC note payable	3,625
Liabilities relieved: historic warrant liability	144
Less: earnout shares liability	(74,285)
Less: Merger warrants liability	(39,024)

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

Merger warrants

The following is an analysis of the warrants to purchase shares of the Company’s stock deemed acquired as part of the Merger and outstanding during the nine months ended September 30, 2022. There has been no change in outstanding stock warrants since the Merger.

September 30, 2022
Stock warrants outstanding - Public	10,185,774
Stock warrants outstanding - Private	6,074,310
Stock warrants cancelled	-
Stock warrants exercised	-
Stock warrants outstanding	16,260,084

Earnout Shares

Former CarLotz equity holders at the closing of the Merger are entitled to receive up to an additional 6,945,732 earnout shares. The earnout shares will be issued to the beneficiaries if certain targets are met in the post-acquisition period. The earnouts for the earnout shares are subject to an earnout period, which is defined as the date 60 months following the consummation of the Merger. The Merger closed on January 21, 2021, and the earnout period expires January 21, 2026. The earnout shares will be issued if any of the following conditions are achieved following January 21, 2021:

i.	If at any time during the 60 months following the Closing Date (the first business day following the end of such period, the “Forfeiture Date”), the closing trading price of the common stock is greater than $12.50 over any 20 trading days within any 30 trading day period (the “First Threshold”), the Company will issue 50% of the earnout shares.

ii.	If at any time prior to the Forfeiture Date, the closing trading price of the common stock is greater than $15.00 over any 20 trading days within any 30 trading day period (the “Second Threshold”), the Company will issue 50% of the earnout shares.

iii.	If either the First Threshold or the Second Threshold is not met on or before the Forfeiture Date, any unissued earnout shares are forfeited. All unissued earnout shares will be issued if there is a change of control of the Company that will result in the holders of the common stock receiving a per share price equal to or in excess of $10.00 (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the common stock) prior to the Forfeiture Date.

Before the contingency is met, the earnout shares will be classified as a liability under the FASB’s Accounting Standards Codification (“ASC”) Topic 815, so changes in the fair value of the earnout shares in future periods will be recognized in the condensed consolidated statement of operations. The estimated fair value of the liability is determined by using a Monte-Carlo simulation model.

Note 4 - Revenue Recognition

Disaggregation of Revenue

The significant majority of the Company’s revenue is derived from contracts with customers related to the sales of vehicles. In the following tables, revenue is disaggregated by major lines of goods and services and timing of transfer of goods and services. The Company has determined that these categories depict how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

The tables below include disaggregated revenue under ASC 606 (Revenue from Contracts with Customers):

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
	Vehicle Sales	Fleet Management	Total	Vehicle Sales	Fleet Management	Total
Retail vehicle sales	$32,545	$-	$32,545	$142,344	$-	$142,344
Wholesale vehicle sales	16,357	-	16,357	38,880	-	38,880
Finance and insurance, net	$1,691	$-	$1,691	8,591	-	8,591
Lease income, net	-	245	245	-	528	528
Total Revenues	$50,593	$245	$50,838	$189,815	$528	$190,343

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
	Vehicle Sales	Fleet Management	Total	Vehicle Sales	Fleet Management	Total
Retail vehicle sales	$56,284	$-	$56,284	$150,897	$-	$150,897
Wholesale vehicle sales	8,989	-	8,989	18,217	-	18,217
Finance and insurance, net	$2,639	$-	$2,639	5,973	-	5,973
Lease income, net	-	129	129	-	334	334
Total Revenues	$67,912	$129	$68,041	$175,087	$334	$175,421

The following table summarizes revenues and cost of sales for retail and wholesale vehicle sales for the periods ended:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Retail vehicles:
Retail vehicle sales	$32,545	$56,284	$142,344	$150,897
Retail vehicle cost of sales	32,141	56,584	144,058	147,142
Gross Profit - Retail Vehicles	$404	$(300)	$(1,714)	$3,755
Wholesale vehicles:
Wholesale vehicle sales	$16,357	$8,989	$38,880	$18,217
Wholesale vehicle cost of sales	19,288	9,433	43,317	20,065
Gross Profit - Wholesale Vehicles	$(2,931)	$(444)	$(4,437)	$(1,848)

Retail Vehicle Sales

The Company sells used vehicles to retail customers through its retail hub locations. The transaction price for used vehicles is a fixed amount as set forth in the customer contract, and the revenue recognized by the Company is inclusive of the agreed upon transaction price and any service fees. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in vehicles represent noncash consideration, which the Company measures at estimated fair value of the vehicle received on the trade. The Company satisfies its performance obligation and recognizes revenue for used vehicle sales at a point in time when the title to the vehicle passes to the customer, at which point the customer controls the vehicle. The 12-month/12,000-mile limited warranty included in most retail vehicle sales is not treated as a separate performance obligation given the nature of the limited warranty is to provide assurance as to the quality of the vehicle being sold.

The Company receives payment for used vehicle sales directly from the customer at the time of sale or from third-party financial institutions within a short period of time following the sale if the customer obtains financing.

The Company’s exchange/return policy allows customers to initiate an exchange/return of a vehicle during the first seven days or 400 miles after delivery, whichever comes first. An exchange/return reserve is immaterial based on the Company’s historical activity.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

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(In thousands, except share data)

Wholesale Vehicle Sales

Vehicles that do not meet the Company’s standards for retail vehicle sales, vehicles that did not sell through the retail channel within a reasonable period of time and vehicles that the Company determines offer greater financial benefit through the wholesale channel are sold through various wholesale methods. The Company satisfies its performance obligation and recognizes revenue for wholesale vehicle sales when the vehicle is sold at auction or directly to a wholesaler and title to the vehicle passes to the next owner. Additionally, the Company sold or will sell vehicles that were at the closed hub locations through the wholesale channel that may not have been sold through the wholesale channel if the hubs had remained open.

Finance and Insurance, net

The Company provides customers with options for financing, insurance and extended warranties. Certain warranties are serviced by a company owned by a major stockholder. All other services are provided by third-party vendors, and the Company has agreements with each of these vendors giving the Company the right to offer such services.

When a customer selects a service from these third-party vendors, the Company earns a commission based on the actual price paid or financed. The Company concluded that it is an agent for these transactions because it does not control the products before they are transferred to the customer. Accordingly, the Company recognizes finance and insurance revenue at the point in time when the customer enters into the contract.

Note 5 - Marketable Securities

The following table summarizes amortized cost, gross unrealized gains and losses and fair values of the Company’s investments in fixed maturity debt securities as of September 30, 2022 and December 31, 2021:

	September 30, 2022
	Amortized Cost/ Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$-	$-	$-	$-
Corporate bonds	16,228	1	(64)	16,165
Municipal bonds	3,517	5	(15)	3,507
Commercial paper	8,375	-	-	8,375
Foreign governments	417	69	(109)	377
Total Fixed Maturity Debt Securities	$28,537	$75	$(188)	$28,424

	December 31, 2021
	Amortized Cost/ Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$-	$-	$-	$-
Corporate bonds	57,460	-	(72)	57,388
Municipal bonds	28,325	5	(10)	28,320
Commercial paper	19,989	-	-	19,989
Foreign governments	12,291	2	(18)	12,275
Total Fixed Maturity Debt Securities	$118,065	$7	$(100)	$117,972

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

The amortized cost and fair value of the Company’s fixed maturity debt securities as of September 30, 2022 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$27,706	$27,664
Due after one year through five years	666	624
Due after five years through ten years	165	136
Total	$28,537	$28,424

The following tables summarize the Company’s gross unrealized losses in fixed maturity securities as of September 30, 2022 and December 31, 2021:

	September 30, 2022
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds	$16,030	$(47)	$133	$(16)	$16,163	$(63)
Municipal bonds	3,379	(3)	128	(12)	3,507	(15)
Commercial paper	8,376	0	-	-	8,376	0
Foreign governments	183	(78)	88	(32)	271	(110)
Total Fixed Maturity Debt Securities	$27,968	$(128)	$349	$(60)	$28,317	$(188)

	December 31, 2021
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds	$56,902	$(69)	$376	$(3)	$57,278	$(72)
Municipal bonds	$19,945	$(7)	$340	$(3)	$20,285	$(10)
Foreign governments	$12,152	$(18)	$-	$-	$12,152	$(18)
Total Fixed Maturity Debt Securities	$88,999	$(94)	$716	$(6)	$89,715	$(100)

Unrealized losses shown in the tables above are believed to be temporary. Fair value of investments in fixed maturity debt securities change and are based primarily on market rates. As of September 30, 2022, the Company’s fixed maturity portfolio had 13 securities with gross unrealized losses totaling $(60) that had been in loss positions in excess of 12 months and 21 securities with gross unrealized losses totaling $(128) that had been in loss positions less than 12 months. No single issuer had a gross unrealized loss position greater than $(43), or 69.3% of its amortized cost. As of December 31, 2021, the Company’s fixed maturity portfolio had 23 securities with gross unrealized losses totaling $(6) that had been in loss positions in excess of 12 months and 106 securities with gross unrealized losses totaling $(94) that had been in loss positions less than 12 months. No single issuer had a gross unrealized loss position greater than $12 (actual), or 0.4% of its amortized cost.

The following tables summarize cost and fair values of the Company’s investments in equity securities as of September 30, 2022 and December 31, 2021:

	September 30, 2022
	Cost	Fair Value
Equity securities	$425	$461

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

	December 31, 2021
	Cost	Fair Value
Equity securities	$432	$558

Proceeds from sales and maturities, gross realized gains, gross realized losses and net realized gains (losses) from sales and maturities of fixed maturity securities for the nine months ended September 30, 2022 and 2021 consisted of the following:

	September 30, 2022
	Proceeds	Gross Realized Gains	Gross Realized Losses	Net Realized Gain
Fixed maturity debt securities	$152,753	$14	$-	$14
Equity securities	5	-	-	-
Total Marketable Securities	$152,758	$14	$-	$14

	September 30, 2021
	Proceeds	Gross Realized Gains	Gross Realized Losses	Net Realized Gain
Fixed maturity debt securities	$212,822	$7	$(2)	$5
Equity securities	1	-	-	-
Total Marketable Securities	$212,823	$7	$(2)	$5

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

Note 6 - Fair Value of Financial Instruments

Items Measured at Fair Value on a Recurring Basis

As of September 30, 2022 and December 31, 2021, the Company held certain assets and liabilities that were required to be measured at fair value on a recurring basis.

The following tables are summaries of fair value measurements and hierarchy level as of:

	September 30, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$-	$-	$-	$-
Equity securities	461	-	-	461
Fixed maturity debt securities, including cash equivalents	-	60,034	-	60,034
Total Assets	$461	$60,034	$-	$60,495
Liabilities:
Merger warrants liability	423	252	-	675
Earnout shares liability	-	-	722	722
Total Liabilities	$423	$252	$722	$1,397

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$-	$-	$-	$-
Equity securities	558	-	-	558
Fixed maturity debt securities	-	135,346	-	135,346
Total Assets	$558	$135,346	$-	$135,904
Liabilities:
Merger warrants liability	$3,941	$2,350	$-	$6,291
Earnout shares liability	-	-	7,679	7,679
Total Liabilities	$3,941	$2,350	$7,679	$13,970

Money market funds consist of highly liquid investments with original maturities of three months or less and classified in restricted cash in the accompanying condensed consolidated balance sheets.

The Company recognizes transfers between the levels as of the actual date of the event or change in circumstances that caused the transfer. There were no transfers between the levels during the nine months ended September 30, 2022 and 2021.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

The following tables set forth a summary of changes in the estimated fair value of the Company’s Level 3 redeemable convertible preferred stock tranche obligation, historic warrants liability and earnout shares for the nine months ended September 30, 2022 and 2021:

	January 1, 2022	Issuances	Settlements	Change in fair value	September 30, 2022
Earnout shares	7,679	-	-	(6,957)	722
Total	$7,679	$-	$-	$(6,957)	$722

	January 1, 2021	Issuances	Settlements	Change in fair value	September 30, 2021
Redeemable convertible preferred stock tranche obligation	$2,832	$-	$(2,832)	$-	$-
Historic warrants liability	144	-	(144)	-	-
Earnout shares	-	74,284	-	(56,621)	17,663
Total	$2,976	$74,284	$(2,976)	$(56,621)	$17,663

The fair value of the earnout shares was estimated by using a model based on previous Monte-Carlo simulation models. The inputs into the Monte-Carlo pricing model included significant unobservable inputs. The table below summarizes the significant observable inputs used when valuing the earnout shares as of:

	September 30, 2022	September 30, 2021
Expected volatility	120.00%	80.00%
Starting stock price	$0.30	$3.81
Expected term (in years)	3.3 years	4.30 years
Risk-free interest rate	4.25%	0.79%
Earnout hurdle	$12.50-$15.00	$12.50-$15.00

Fair Value of Financial Instruments Not Measured at Fair Value on a Recurring Basis

The carrying amounts of restricted cash, accounts receivable and accounts payable approximate fair value because their respective maturities are less than three months.

The Company has entered a $25,000 floor plan credit facility with Ally Financial. The carrying value of the Ally Financial floor plan notes payable outstanding as of September 30, 2022 approximates fair value due to its variable interest rate determined to approximate current market rates.

Note 7 - Accounts Receivable, Net

The following table summarizes accounts receivable as of:

	September 30, 2022	December 31, 2021
Contracts in transit	$3,974	$7,540
Trade	962	386
Finance commission	193	284
Other	614	296
Total	5,743	8,506
Allowance for doubtful accounts	(957)	(300)
Total Accounts Receivable, net	$4,786	$8,206

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

Note 8 - Inventory and Floor Plan Notes Payable

The following table summarizes inventory as of:

	September 30, 2022	December 31, 2021
Used vehicles	$13,062	$40,739
Parts	-	246
Total	$13,062	$40,985

Beginning March 10, 2021, the Company entered into a $30,000 floor plan credit facility, which was expanded to $40,000 in the second quarter of 2021, with Ally Financial to finance the acquisition of used vehicle inventory. Concurrently, proceeds from the agreement were used to settle outstanding debt obligations on the Company’s preexisting floor plan facility with AFC. Borrowings under the Ally Financial facility accrue interest at a variable rate based on the most recent prime rate plus 2.50% per annum. The prime rate as of September 30, 2022 was 6.25%. Effective as of October 1, 2022, the maximum available credit line under the floor plan credit facility was reduced from $40,000 to $25,000.

Floor plan notes payable are generally due upon the sale of the related used vehicle inventory.

Note 9 - Property and Equipment, Net

The following table summarizes property and equipment as of:

	September 30, 2022	December 31, 2021
Capital lease assets	-	12,566
Leasehold improvements	4,880	4,628
Furniture, fixtures and equipment	4,964	7,993
Corporate vehicles	74	158
Total property and equipment	9,918	25,345
Less: accumulated depreciation	(2,800)	(2,609)
Less: impairment	-	(108)
Property and Equipment, net	$7,118	$22,628

Depreciation expense for property and equipment was approximately $1,776 and $761 for the nine months ended September 30, 2022 and 2021, respectively.

As a result of the hub closures on June 21, 2022, we classified $7,497 and $1,228 of gross property and equipment and accumulated depreciation, respectively, associated with property and equipment at the closed hub locations as held-for-sale. See Note 21 - Restructuring Charges, Asset Impairment, and Assets Held For Sale for further information regarding the property and equipment at the closed hub locations.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

Note 10 - Other Assets

The following table summarizes other assets as of:

	September 30, 2022	December 31, 2021
Other Current Assets:
Lease receivable, net	$20	$29
Deferred acquisition costs	26	46
Prepaid expenses	4,131	3,664
Interest receivable	172	966

Total Other Current Assets	$4,349	$4,705
Other Assets:
Lease receivable, net	$16	$16
Deferred acquisition costs	26	35
Security deposits	432	507
Total Other Assets	$474	$558

Note 11 - Long-term Debt

The following table summarizes long-term debt as of:

	September 30, 2022	December 31, 2021
Capital lease obligation	$-	$12,715
Finance lease liabilities	$6,199	$-
	6,199	12,715
Current portion of long-term debt	-	(509)
Current portion of finance lease liabilities	(116)	-
Long-term Debt	$6,083	$12,206

Promissory Note

Concurrently with the closing of the Merger on January 21, 2021, the promissory note was extinguished through a cash payment of $3,000.

Convertible Notes Payable

As of December 31, 2020, the Company had a convertible note balance of $3,500. The note accrued interest at 6.00% on a 365-day basis and the outstanding interest payable as of December 31, 2020 was approximately $212. Concurrently with the closing of the Merger on January 21, 2021, the historic warrants and the note were converted to a fixed number of shares pursuant to a conversion agreement with AFC. The convertible notes were extinguished by issuing AFC 347,992 shares of Former CarLotz common stock and the warrants were exercised into 73,869 shares of Former CarLotz common stock. There are no historic warrants outstanding subsequent to the exercise.

Payroll Protection Program Loan

In April 2020, the Company received a Paycheck Protection Program (“PPP”) loan, a new loan program under the Small Business Administration’s 7(a) program providing loans to qualifying businesses, totaling approximately $1,749. As of December 31, 2020, the Company had an outstanding PPP loan balance of $1,749, which was extinguished concurrently with the closing of the Merger.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

Note 12 - Accrued Expenses

The following table summarizes accrued expenses as of:

	September 30, 2022	December 31, 2021
License and title fees	$535	$903
Payroll and bonuses	2,303	2,047
Deferred rent	-	1,636
Technology	1,504	1,127
Inventory	839	2,542
Shift Merger	3,044	-
Other	2,990	6,173
Total Accrued Expenses	$11,215	$14,428

Note 13 - Other Liabilities

The following table summarizes other liabilities as of:

	September 30, 2022	December 31, 2021
Other Current Liabilities
Unearned insurance premiums	$593	$754
Other Liabilities
Unearned insurance premiums	298	622
Other long-term liabilities	119	122
Other Liabilities	$417	$744

Note 14 - Leases

The Company leases its operating facilities from various third parties under non-cancelable operating and finance leases. The leases require various monthly rental payments ranging from approximately $3 to $70, with various ending dates through September 2036. The initial term for real property leases is typically 5 to 15 years. Most leases include one or more options to renew, with renewal terms that can extend the lease term from 1 to 5 years or more. We include options to renew (or terminate) in our lease term, and as part of our right-of-use ("ROU") assets and lease liabilities, when it is reasonably certain that we will exercise that option. ROU assets and the related lease liabilities are initially measured at the present value of future lease payments over the lease term. The leases are triple net, whereby the Company is liable for taxes, insurance and repairs. These amounts are generally considered to be variable and are not included in the measurement of the ROU asset and lease liability. Most of these leases have escalating rent payments, which are being expensed on a straight-line basis and are included in operating lease amounts on the balance sheet.

The Company also leases vehicles from a third party under noncancelable operating leases and leases these same vehicles to end customers with similar lease terms, with the exception of the interest rate. The leases require various monthly rental payments from the Company ranging from $229 to $2,356 (actual) with various ending dates through March 2027. The initial term for vehicle leases is typically 36 to 72 months. Most leases do not include an option to renew. The lease payments are generally fixed throughout the term and any variable lease payments (non-recurring maintenance, taxes, registration) are not included in the measurement of the ROU asset and lease liability.

As most of our leases do not provide an implicit rate, we use our collateralized incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. We have elected the practical expedient on not separating lease components from non-lease components. All leases with a term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

The components of lease expense were as follows:

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Operating lease cost (1)	$2,343	$7,080
Finance lease cost:
Depreciation of lease assets	95	621
Interest on lease liabilities	283	856
Total finance lease cost	378	1,477
Total lease cost	2,721	8,557

(1) Includes short-term leases and variable lease costs, which are immaterial.

Supplemental balance sheet information related to leases was as follows:

	Classification	As of September 30, 2022
Assets:
Operating lease assets	Operating lease assets	22,092
	Operating and finance lease assets, property, and equipment held for sale	15,906
Finance lease assets	Finance lease assets	4,459
	Operating and finance lease assets, property, and equipment held for sale	4,668
Total lease assets		47,125
Liabilities:
Current:
Operating leases	Current portion of operating lease liabilities	4,600
	Operating and finance lease liabilities associated with assets held for sale	17,123
Finance leases	Current portion of finance lease liabilities	116
	Operating and finance lease liabilities associated with assets held for sale	5,171
Long-term:
Operating leases, less current portion		22,384
Finance leases, less current portion		6,083
Total lease liabilities		55,477

(1) Finance lease assets are recorded net of accumulated depreciation of $846 as of September 30, 2022.

(2) Operating lease assets are recorded net of impairment of $420 and $1,020 in the three and nine months ended September 30, 2022, respectively, due to a change in the physical condition of a right-of-use asset.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

Lease term and discount rate information related to leases was as follows:

Lease Term and Discount Rate	As of September 30, 2022
Weighted Average Remaining Lease Term (in years)
Operating leases	7.69 years
Finance leases	11.34 years

Weighted Average Discount Rate
Operating leases	5.90%
Finance leases	9.99%

Supplemental cash flow information related to leases was as follows:

Nine Months Ended September 30, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	6,991
Operating cash flows from finance leases	621
Financing cash flows from finance leases	376

Lease assets obtained in exchange for lease obligation
Operating leases	49,183
Finance leases	247

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

Maturities of lease liabilities were as follows:

	As of September 30, 2022
	Operating Leases (1)	Finance Leases (1)
Fiscal 2022, remaining	2,174	382
Fiscal 2023	8,572	1,539
Fiscal 2024	7,797	1,561
Fiscal 2025	7,050	1,583
Fiscal 2026	5,969	1,625
Thereafter	23,835	13,447
Total lease payments	55,397	20,137
Less: interest	(11,290)	(8,767)
Present value of lease liabilities	44,107	11,370

(1)	There are no legally binding minimum lease payments for leases signed but not yet commenced excluded from the table.

As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2021 and under the previous lease accounting standard, the following is a table of facility lease commitments due for the next five years, and thereafter, as of December 31, 2021:

	Total Per Year	Total Capital Leases
2022	$6,788	$1,643
2023	6,931	1,669
2024	6,657	1,695
2025	6,832	1,721
2026	5,884	1,766
Thereafter	23,715	14,322
Total	$56,807	$22,816
Less: amount representing interest		(10,101)
Present value of minimum lease payments		12,715
Less: current obligation		(509)
Long-term obligations under capital lease		$12,206

The following is a schedule of the approximate future minimum lease payments due to third parties and the related expected future receipts related to these lease vehicles as of December 31, 2021:

	Payments Due to Third-Parties	Future Receipts
2022	$1,435	$1,721
2023	1,017	1,205
2024	605	716
2025	180	216
2026	55	69
Total	3,292	3,927

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

In the three months ended September 30, 2022, the Company guaranteed the lease obligation of one of its closed hub locations assigned to a third-party that operates a used vehicle dealership. The Company continues as guarantor of such lease obligation with maximum total payments of $1,695 and will continue as the guarantor through March 2031. The Company would be required to perform under the guarantee if the third-party is in default. Given the assignment took place in September 2022, there is not a substantial risk that the third-party will default and the Company will have to perform under the guarantee. We have not recognized a liability associated with this guarantee.

Note 15 - Commitments and Contingencies

The Company’s facilities are subject to federal, state and local provisions regulating the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with the applicable federal and state requirements.

Legal Matters

Federal Securities Litigation

On July 8, 2021, purported CarLotz stockholder Daniel Erdman, individually and on behalf of others similarly situated, filed a putative class action complaint in the United States District Court for the Southern District of New York, alleging that CarLotz and certain of its current and former executive officers made various false and misleading statements or omissions about the Company’s business, operations, financial performance and prospects in violation of Sections 10(b) and 20(a) of the Exchange Act and SEC Rule 10b-5, promulgated thereunder. See Daniel Erdman v. CarLotz, Inc., et al., 21-cv-5906 (S.D.N.Y.) The action is stated to be brought on behalf of purchasers of the securities of Acamar Partners Acquisition Corp. and CarLotz during the period from December 30, 2020 to May 25, 2021. The action seeks to recover unspecified compensatory damages allegedly caused by the defendants’ purported violations of the federal securities laws, plus interest and costs and expenses.

On July 20, 2021, purported CarLotz stockholder Michael Widuck, individually and on behalf of others similarly situated, filed a putative class action complaint in the United States District Court for the Southern District of New York, alleging that CarLotz and certain of its current and former executive officers made various false and misleading statements or omissions about the Company’s business, operations, financial performance and prospects in violation of Sections 10(b) and 20(a) of the Exchange Act and SEC Rule 10b-5, promulgated thereunder. See Michael Widuck v. CarLotz, Inc., et al., 21-cv-6191 (S.D.N.Y.). The action is stated to be brought on behalf of purchasers of the securities of Acamar Partners Acquisition Corp. and CarLotz during the period from December 30, 2020 to May 25, 2021. The action seeks to recover unspecified compensatory damages allegedly caused by the defendants’ purported violations of the federal securities laws, plus interest and costs and expenses.

On August 5, 2021, purported CarLotz stockholder Michael Turk, individually and on behalf of others similarly situated, filed a putative class action complaint in the United States District Court for the Southern District of New York, alleging that CarLotz and certain of its current and former executive officers made various false and misleading statements or omissions about the Company’s business, operations, financial performance and prospects in violation of Sections 10(b) and 20(a) of the Exchange Act and SEC Rule 10b-5, promulgated thereunder. See Michael Turk v. CarLotz, Inc., et al., 21-cv-6627 (S.D.N.Y.) The action is stated to be brought on behalf of purchasers of the securities of Acamar Partners Acquisition Corp. and CarLotz during the period from December 30, 2020 to May 25, 2021. The action seeks to recover unspecified compensatory damages allegedly caused by the defendants’ purported violations of the federal securities laws, plus interest and costs and expenses.

The above three cases were consolidated by the Court on August 31, 2021 under In re CarLotz, Inc. Sec. Litig., 21-cv-05906 (S.D.N.Y.). On October 15, 2021, the Court appointed David Berger lead plaintiff and Kahn Swick & Foti, LLC lead counsel for the putative class. On December 14, 2021, Lead Plaintiff Berger and Additional Plaintiff Craig Bailey filed an Amended Complaint against CarLotz, various current and former directors and officers of CarLotz, Acamar, various directors of Acamar, Acamar Partners Sponsor I LLC, and Acamar Partners Sub, Inc., purporting to assert claims on behalf of purchasers of Acamar and CarLotz securities during the period from October 22, 2020 through May 25, 2021. The Amended Complaint alleges that the defendants made various false and misleading statements or omissions about CarLotz’ business, operations, financial performance and prospects in violation of Sections 10(b), 14(a) and 20(a) of the Exchange Act; and Sections 11, 12(a)(2) and 15 of the Securities Act. The Amended Complaint sought a declaration that it is a proper class action pursuant to Fed. R. Civ. P. 23, as well as unspecified compensatory damages allegedly caused by the defendants’ purported violations of the federal securities laws, plus interest and costs and expenses, and any further relief that the Court may deem proper.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

On February 17, 2022, Plaintiffs filed a Letter Motion for Leave to File Second Amended Complaint, citing the need “to resolve certain factual and legal issues bearing on the viability of certain of plaintiffs’ claims and named defendants.” On February 18, 2022, the Court granted Plaintiffs’ letter motion for leave to file a Second Amended Complaint and ordered that the Second Amended Complaint be filed by March 4, 2022.

On March 4, 2022, Lead Plaintiff Berger and Additional Plaintiff Bailey filed a Second Amended Complaint against CarLotz, various current and former directors and officers of CarLotz, Acamar, various directors of Acamar, and Acamar Partners Sponsor I LLC, purporting to assert claims on behalf of purchasers of Acamar and CarLotz securities during the period from October 22, 2020 through May 25, 2021. The Second Amended Complaint alleges that the defendants made various false and misleading statements or omissions about CarLotz’ business, operations, financial performance and prospects in violation of Sections 10(b) and 20(a) of the Exchange Act; and Sections 11, 12(a)(2) and 15 of the Securities Act. The Second Amended Complaint seeks a declaration that it is a proper class action pursuant to Fed. R. Civ. P. 23, as well as unspecified compensatory damages allegedly caused by the defendants’ purported violations of the federal securities laws, plus interest and costs and expenses, and any further relief that the Court may deem proper. On June 21, 2022, Defendants moved to dismiss the Second Amended Complaint. On August 22, 2022, Lead Plaintiff Berger and Additional Plaintiff Bailey filed a memorandum of law in opposition to Defendants’ motion to dismiss. On October 20, 2022, Defendants filed a reply memorandum of law in further support of their motion to dismiss.

Delaware Stockholder Derivative Litigation

On September 21, 2021, purported CarLotz stockholder W. Kenmore Cardoza, trustee of the W. Kenmore & Joyce M. Cardoza Revocable Trust, filed a derivative suit purportedly on behalf of CarLotz in the United States District Court for the District of Delaware against certain current and former officers and directors of CarLotz. See Cardoza v. Mitchell, et al., 21-cv-1332 (D. Del.). The complaint, which principally concerns the same alleged misstatements or omissions at issue in In re CarLotz, Inc. Sec. Litig., asserts derivative claims for alleged violations of Sections 10(b) and 21D of the Exchange Act, breach of fiduciary duty and waste. The action seeks to recover unspecified compensatory damages on behalf of the Company, an award of costs and expenses, and other relief. On April 1, 2022, Plaintiff filed an amended complaint asserting derivative claims for alleged violations of Sections 10(b), 14(a), and 21D of the Exchange Act, breach of fiduciary duty, waste, and unjust enrichment.

On March 31, 2022, purported CarLotz stockholder Mohammad Osman filed a derivative suit purportedly on behalf of CarLotz in the United States District Court for the District of Delaware against certain current and former officers and directors of CarLotz. See Osman v. Bor, et al., 22-cv-0431 (D. Del.). The complaint, which principally concerns the same alleged misstatements or omissions at issue in In re CarLotz, Inc. Sec. Litig., asserts derivative claims for alleged violations of Sections 10(b), 20(a), and 21D of the Exchange Act, breach of fiduciary duty and unjust enrichment. The action seeks to recover unspecified compensatory damages on behalf of the Company, an award of costs and expenses, and other relief.

On June 16, 2022, the Court issued an order consolidating the Cardoza and Osman actions under the caption In re CarLotz, Inc. S’holder Deriv. Litig., 21-cv-1332, and appointing co-lead counsel. On July 13, 2022, the Court so-ordered the parties’ stipulation, staying the consolidated action pending the resolution of Defendants’ motion to dismiss the Second Amended Complaint in In re CarLotz, Inc. Sec. Litig.

New York Stockholder Derivative Litigation

On October 20, 2021, purported CarLotz stockholder Julian Cha filed a derivative suit purportedly on behalf of CarLotz in the United States District Court for the Southern District of New York against certain current and former officers and directors of CarLotz. See Julian Cha v. David R. Mitchell, et al., 21-cv-8623 (S.D.N.Y.). The complaint, which principally concerns the same alleged misstatements or omissions at issue in In re CarLotz, Inc. Sec. Litig., asserts derivative claims for alleged violations of Sections 10(b), 14(a), and 21D of the Exchange Act, breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste. The action seeks to recover unspecified compensatory damages on behalf of the Company, an award of costs and expenses and other relief.

On October 27, 2021, purported CarLotz stockholder Mark Habib filed a derivative suit purportedly on behalf of CarLotz in the United States District Court for the Southern District of New York against certain current and former officers and directors of CarLotz. See Mark Habib v. David R. Mitchell, et al., 21-cv-8786 (S.D.N.Y.). The complaint, which principally concerns the same alleged misstatements or omissions at issue in In re CarLotz, Inc. Sec. Litig., asserts derivative claims for alleged violations of Sections 10(b), 14(a), and 21D of the Exchange Act and breach of fiduciary duty. The action seeks to recover unspecified compensatory damages on behalf of the Company, an award of costs and expenses and other relief.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

On November 15, 2021, the Court issued an order¸ inter alia, consolidating Cha and Habib under In re CarLotz, Inc. Deriv. Litig., 21-cv-8623 and appointing co-lead counsel. On February 15, 2022, the Court so-ordered the parties’ stipulation, staying the consolidated action pending the resolution of Defendants’ motion to dismiss the Second Amended Complaint in In re CarLotz, Inc. Sec. Litig.

Shift Merger Disclosure Litigation

On November 4, 2022, two actions were filed in the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of New York in connection with the transaction contemplated by the Shift Merger Agreement: Sholom D. Keller v. Carlotz, Inc., et al., C.A. 2022-1006 (Del. Ch.); and Derek Dorrien v. Carlotz, Inc., et al., 22-cv-9463 (S.D.N.Y.) (together, the “Shift Merger Disclosure Actions”). The Shift Merger Disclosure Actions, which name CarLotz and the members of its board of directors as defendants, allege that the Shift Merger Registration Statement is materially misleading, assert claims for breach of fiduciary duties and violations of Section 14(a) and 20(a) of the Securities Exchange Act of 1934, and seek, among other relief, a preliminary and permanent injunction, rescission, and/or damages, as well as an award of attorneys’ fees and costs.

In addition to the matters above, the Company is involved in certain legal matters that it considers incidental to its business. In management’s opinion, none of these legal matters will have a material effect on the Company’s financial position or results of operations.

Note 16 - Redeemable Convertible Preferred Stock

Unpaid cumulative distributions were approximately $4,800 as of December 31, 2020, and the Series A Preferred Stock had a liquidation preference of $37,114 as of December 31, 2020. Upon liquidation of Former CarLotz, proceeds in excess of the Series A Preferred Stock would have been shared pro rata among all stockholders based on the number of shares. The unpaid cumulative distributions are included as Accrued expenses - related party on the accompanying condensed consolidated balance sheets. As a result of the Merger, the Company settled Former CarLotz’ redeemable convertible preferred stock and redeemable convertible preferred stock tranche obligation with carrying values of $17,560 and $2,832, respectively, as of December 31, 2020.

Note 17 - Stock-Based Compensation Plan

Stock Option Plans

The Company has four stock incentive plans, the “2011 Stock Option Plan,” the “2017 Stock Option Plan,” the “2020 Incentive Award Plan,” and the “Inducement Plan” to promote the long-term growth and profitability of the Company. The plans do this by providing senior management and other employees with incentive to improve stockholder value and contribute to the growth and financial success of the Company by granting equity instruments to these stakeholders.

Share-based compensation expense was recorded for the nine months ended September 30, 2022 and 2021 of approximately $4,234 and $49,114, respectively.

The Company estimates the fair value of stock options using the Black-Scholes pricing model. The Black-Scholes pricing model requires the use of subjective inputs such as stock price volatility. Changes in the inputs can materially affect the fair value estimates and ultimately the amount of stock-based compensation expense that is recognized.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

2011 Stock Option Plan

A summary of activity for the nine months ended September 30, 2022 and 2021 for the 2011 Stock Option Plan is as follows:

	Number of Stock Options	Weighted Average Exercise Price
Balance (December 31, 2021)	1,260,328	$0.56
Granted	-	-
Exercised	(339,251)	0.37
Forfeited	(281,574)	0.64
Expired	(639,503)	0.64
Balance (September 30, 2022)	-	-
Vested (as of September 30, 2022)	-	$-

	Number of Stock Options	Weighted Average Exercise Price
Balance (December 31, 2020)	1,571,205	$0.59
Granted	-	-
Exercised	(56,059)	0.24
Forfeited	-	-
Balance (September 30, 2021)	1,515,146	0.58
Vested (as of September 30, 2021)	1,515,146	$0.58

There are no options outstanding as of September 30, 2022 related to the 2011 Stock Option Plan.

2017 Stock Option Plan

The terms of the 2017 Stock Option Plan provide for vesting upon certain market and performance conditions, including achieving certain triggering events, including specified levels of return on investment upon a sale of the Company. Because the 2017 Stock Option Plan has a market-based vesting condition, an open-form valuation model was used to value the options. All stock options related to the 2017 Stock Option Plan have an exercise price of $0.92 per share. All stock options related to the 2017 Stock Option Plan expire 10 years after the grant date, which ranges from March 2028 to August 2030.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

A summary of activity for the nine months ended September 30, 2022 and 2021 for the 2017 Stock Option Plan is as follows:

	Number of Units	Weighted Averaged Exercise Price
Balance (December 31, 2021)	3,936,176	$0.92
Granted	-	-
Exercised	(6,371)	$0.92
Forfeited	(329,002)	0.92
Balance (September 30, 2022)	3,600,803	$0.92
Vested (as of September 30, 2022)	3,340,901	$0.92

	Number of Units	Weighted Averaged Exercise Price
Balance (December 31, 2020)	3,961,658	$0.92
Granted	-	-
Forfeited	-	-
Balance (September 30, 2021)	3,961,658	$0.92

The 2017 options vest upon a change of control. Although the Merger did not meet the definition of a change of control, the Company modified the awards in connection with the Merger such that all vesting conditions were waived for 3,538,672 of the options. This modification impacted eight employees and resulted in $38,800 of share-based compensation on the modification date. The remaining options were also modified but will vest over a service period of four years and impacted 16 employees. At the time of modification, these options resulted in $186 of cash consideration and $4,500 of share based compensation that will be recognized over the service period of four years. For the nine months ended September 30, 2022, $627 of share-based compensation was recognized.

The following summarizes certain information about stock options vested and expected to vest as of September 30, 2022 related to the 2017 Stock Option Plan:

	Number of Stock Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Outstanding	3,600,803	6.77 years	$0.92
Exercisable	3,340,901	6.69 years	$0.92

The aggregate intrinsic value for options outstanding and options exercisable as of September 30, 2022 was $0.00.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

The inputs used for the 2017 Stock Option Plan were as follows:

Balance (Expected volatility)	80.00%
Expected dividend yield	-%
Expected term (in years)	3.6 - 4.8 years
Risk-free interest rate	0.32% - 0.45%

2020 Incentive Award Plan

The options associated with the 2020 Incentive Award Plan vest over a service period of three to four years. A summary of activity for the nine months ended September 30, 2022 and 2021 for the options associated with the 2020 Incentive Award Plan is as follows:

	Number of Units	Weighted Averaged Exercise Price
Balance (December 31, 2021)	1,469,297	$11.12
Granted	1,573,361	$1.68
Forfeited	(1,556,569)	$6.25
Expired	(230,847)	$11.35
Balance (September 30, 2022)	1,255,242	$6.50
Exercisable	161,103	$11.14

	Number of Units	Weighted Averaged Exercise Price
Balance (December 31, 2020)	-	$-
Granted	1,463,242	11.16
Forfeited	(1,723)	10.14
Balance (September 30, 2021)	1,461,519	$11.16

The grant date fair value of the options granted in the nine months ended September 30, 2022 was $1.17. For the nine months ended September 30, 2022, $1,178 of share based compensation was recognized. As of September 30, 2022, there was approximately $3,258 of total unrecognized compensation cost related to unvested options related to the 2020 Stock Incentive Award Plan.

The following summarizes certain information about stock options vested and expected to vest as of September 30, 2022 related to the 2020 Stock Option Plan:

	Number of Stock Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Outstanding	1,255,242	8.89 years	$6.50
Exercisable	161,103	8.33 years	$11.14

The aggregate intrinsic value for options outstanding and options exercisable as of September 30, 2022 was $0.00.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

The inputs used for the 2020 Incentive Award Plan options were as follows for the nine months ended September 30, 2022:

Balance (Expected volatility)	80%
Expected dividend yield	-%
Expected term (in years)	6 years
Risk-free interest rate	2.20%

The restricted shares associated with the 2020 Incentive Award Plan vest over a service period. A summary of activity for the nine months ended September 30, 2022 for the restricted shares associated with the 2020 Incentive Award Plan is as follows:

	Balance (Number of Units	Weighted Average Grant Date Fair Value
Balance (December 31, 2021)	597,739	$5.57
Granted	3,010,005	$1.04
Forfeited	(1,203,785)	$3.63
Vested (as of September 30, 2022)	(250,105)	$5.67
Balance (September 30, 2022)	2,153,854	$1.05

The grant date fair value of the restricted shares granted in the nine months ended September 30, 2022 was $1.68. For the nine months ended September 30, 2022, $1,093 of share based compensation cost was recognized. As of September 30, 2022, there was approximately $367 of unrecognized compensation cost that vests over a service period of four years, approximately $686 of unrecognized compensation cost that vests over a service period of three years, and $632 of unrecognized compensation cost that vests over a service period of one year related to unvested restricted shares related to the 2020 Stock Incentive Award Plan.

Earnout Restricted Stock Units

Former CarLotz option holders as of the effective time of the Merger received 640,421 earnout restricted stock units (Earnout RSUs). The Earnout RSUs vest if certain targets are met in the post-Merger period. The earnouts for the Earnout RSUs are subject to an earnout period, which is defined as the date 60 months following the consummation of the Merger. The Merger closed on January 21, 2021, and the earnout period expires January 21, 2026. Earnout RSUs will vest if any of the following conditions are achieved following January 21, 2021:

i.	If at any time during the 60 months following the Closing Date (the first business day following the end of such period, the “Forfeiture Date”), the closing trading price of the common stock is greater than $12.50 over any 20 trading days within any 30 trading day period (the “First Threshold”), 50% of the Earnout RSUs will vest.

ii.	If at any time prior to the Forfeiture Date, the closing trading price of the common stock is greater than $15.00 over any 20 trading days within any 30 trading day period (the “Second Threshold”), 50% of the Earnout RSUs will vest.

iii.	If either the First Threshold or the Second Threshold is not met on or before the Forfeiture Date, any unvested Earnout RSUs are forfeited. All unvested Earnout RSUs will vest if there is a change of control of the Company that will result in the holders of the common stock receiving a per share price equal to or in excess of $10.00 (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the common stock) prior to the Forfeiture Date.

The estimated fair value of the liability is determined by using a Monte-Carlo simulation model, which incorporates various assumptions, including expected stock price volatility, contractual term, dividend yield and stock price at grant date.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

The Company estimates the volatility of common stock on the date of grant based on the weighted-average historical stock price volatility of comparable publicly-traded companies.

A summary of activity for the nine months ended September 30, 2022 and 2021 for the RSUs is as follows:

	Number of Units	Weighted Average grant date fair value
Balance (December 31, 2021)	621,200	$10.70
Granted	-	-
Forfeited	(468,861)	10.70
Balance (September 30, 2022)	152,339	$10.70

	Number of Units	Weighted Average grant date fair value
Balance (December 31, 2020)	-	$-
Granted	640,421	10.70
Forfeited	-	-
Balance (September 30, 2021)	640,421	$10.70

During the three months ended September 30, 2022, the Company recognized no stock-based compensation cost related to the RSUs. As of September 30, 2022, there was no additional unrecognized compensation cost related to the Earnout RSUs.

Inducement Plan

The options associated with the Inducement Plan vest over a service period of four years. A summary of activity for the nine months ended September 30, 2022 for the options associated with the Inducement Plan is as follows:

	Number of Units	Weighted Averaged Exercise Price
Balance (December 31, 2021)	-	$-
Granted	569,677	$0.61
Forfeited	-	$-
Balance (September 30, 2022)	569,677	$0.61
Exercisable	-	$-

The grant date fair value of the options granted in the three months ended September 30, 2022 was $0.45. For the nine months ended September 30, 2022, $24 of share based compensation was recognized. As of September 30, 2022, there was approximately $231 of total unrecognized compensation cost related to unvested options related to the Inducement Plan.

The following summarizes certain information about stock options vested and expected to vest as of September 30, 2022 related to the Inducement Plan:

	Number of Stock Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Outstanding	569,677	9.63 years	$0.61
Exercisable	-	-	$-

The aggregate intrinsic value for options outstanding and options exercisable as of September 30, 2022 was $0.00.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

The inputs used for the Inducement Incentive Award Plan options were as follows for the three months ended September 30, 2022:

Balance (Expected volatility)	85%
Expected dividend yield	-%
Expected term (in years)	6.25 years
Risk-free interest rate	2.86%

The restricted shares associated with the Inducement Plan vest over various service periods. A summary of activity for the nine months ended September 30, 2022 for the restricted shares associated with the Inducement Plan is as follows:

	Balance (Number of Units	Weighted Average Grant Date Fair Value
Balance (December 31, 2021)	-	$-
Granted	5,619,822	$0.61
Forfeited	-	$-
Vested (as of September 30, 2022)	(376,416)	$0.61
Balance (September 30, 2022)	5,243,406	$0.61

The grant date fair value of the restricted shares granted in the nine months ended September 30, 2022 was $0.61. For the nine months ended September 30, 2022, $978 of share based compensation cost was recognized. As of September 30, 2022, there was approximately $1,644 of unrecognized compensation cost that vests over a service period of four years, approximately $371 of unrecognized compensation cost that vests over a service period of three years, approximately $391 of unrecognized compensation cost that vests over a service period of two years, and $30 of unrecognized compensation cost that vests over a service period of one year related to unvested restricted shares related to the Inducement Plan.

Newly hired Executives received 5,100,000 performance stock units (Inducement PSUs) in the three months ended June 30, 2022. The Inducement PSUs vest if certain targets are met in their service period. The grant date was May 16, 2022 and the vest start date for the awards aligned with the Executives’ start dates. The performance period expires in April 2032. Inducement PSUs will vest, subject to the Executives’ continued employment through the applicable vesting date as follows:

i.	One-third of the shares will vest on the first day the Company’s stock achieves a twenty (20) trading-day volume weighted average price of $4.00 (the threshold price);

ii.	One-third of the shares will vest on the first day the Company’s stock achieves a twenty (20) trading-day volume weighted average price of $8.00 (the target price);

iii.	and one-third of the shares will vest on the first day the Company’s stock achieves a twenty (20) trading-day volume weighted average price of $12.00 (the target price);

The estimated fair value of the awards is determined by using a Monte-Carlo simulation model, which incorporates various assumptions, including expected stock price volatility, contractual term, dividend yield and stock price at grant date. The Company estimates the volatility of common stock on the date of grant based on the weighted-average historical stock price volatility of comparable publicly-traded companies.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

A summary of activity for the nine months ended September 30, 2022 for the PSUs is as follows:

	Number of Units	Weighted Average grant date fair value
Balance (December 31, 2021)	-	$-
Granted	5,100,000	0.55
Forfeited	-	-
Balance (September 30, 2022)	5,100,000	$0.55

During the nine months ended September 30, 2022, the Company recognized $334 stock-based compensation cost related to the PSUs. As of September 30, 2022, there was $2,480 additional unrecognized compensation cost related to the Inducement PSUs.

The inputs used to value the Inducement PSUs were as follows at May 16, 2022:

Expected volatility	105.00%
Starting stock price	$0.61
Expected term (in years)	10 years
Risk-free interest rate	2.88%
Earnout hurdle	$4.00-$8.00-$12.00

Note 18 - Income Taxes

During the nine months ended September 30, 2022, the Company recorded no income tax benefits for the net operating losses incurred in the period due to its uncertainty of realizing a benefit from those items. All of the Company’s operating losses since inception have been generated in the United States.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception through September 30, 2022 and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Management reevaluates the positive and negative evidence at each reporting period. As of September 30, 2022 and December 31, 2021, no facts or circumstances arose that affected the Company’s determination as to the full valuation allowance established against the net deferred tax assets. Accordingly, a full valuation allowance has been established against the net deferred tax assets as of September 30, 2022 and December 31, 2021.

Note 19 - Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Numerator:
Net Loss	$(24,299)	$(3,476)	$(84,041)	$(25,703)
Denominator:
Weighted average common shares outstanding, basic and diluted	114,705,449	113,707,013	114,334,960	109,447,939
Net Loss per Share Attributable to Common Stockholders, basic and diluted	$(0.21)	$(0.03)	$(0.74)	$(0.23)

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

The following table summarizes the outstanding potentially dilutive securities that were excluded from the computation of diluted net loss per share attributable to common stockholders because the impact of including them would have been antidilutive for the three and nine months ended September 30, 2022 and 2021:

	2022	2021
Public warrants	10,185,774	10,185,774
Private warrants	6,074,310	6,074,310
Earnout RSUs	152,339	640,421
Earnout shares	6,945,732	6,945,732
Stock options outstanding to purchase shares of common stock	5,425,722	6,903,318
Unvested RSUs	7,397,260	639,324
Unvested PSUs	5,100,000	-
Total	41,281,137	31,388,879

Note 20 - Concentrations

The suppliers that accounted for 10% or more of the Company’s vehicle purchases are presented as follows:

	Total purchases from vendor to total vehicle purchases for the three months ended September 30,		Total purchases from vendor to total vehicle purchases for the nine months ended September 30,
Vendor	2022	2021	2022	2021
Vendor A	15%	-%	17%	27%
Vendor B	-%	-%	-%	13%

Vendor A is a corporate vehicle sourcing partner. Typically, we purchase the vehicles from our corporate vehicle sourcing partners at the time of sale to a retail customer.

For the periods ended September 30, 2022 and 2021, no retail or wholesale customers accounted for more than 10% of the Company’s revenue.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

Note 21 - Restructuring Charges, Asset Impairment, and Assets Held For Sale

On June 21, 2022, the Company announced the closure of 11 hub locations and made the decision to not commence retail sales operations at 3 other locations with executed leases. The closures were part of a review of the business, with cash preservation and future profitable growth as key determining factors. Retail sales operations were ceased at these locations, with all hub closing activities completed by July 8, 2022. The Company has or intends to assign or sub-lease the lease contracts associated with the 11 closed and three unopened hub locations and has classified the assets and liabilities associated with the hub locations that we believe are assignable as of September 30, 2022 as held for sale. The assets and liabilities associated with certain hub locations that we believe we are likely to sublease as of September 30, 2022 are not classified as held for sale. In addition, the Company evaluated the recoverability of amounts associated with lease assets and long lived assets at the held for sale locations. The fair values of the lease assets and property and equipment were determined based on estimated future discounted cash flows for such assets using market participant assumptions, including data on the ability to sub-lease the properties. The charge for inventory reserves represents inventory that will be disposed of through the wholesale channel following the hub closures and is the difference between the estimated wholesale value and inventory cost. In conjunction with the hub closures, the Company recorded the following charges in the three and nine months ended September 30, 2022:

	Three months ended September 30, 2022	Nine months ended September 30, 2022
Inventory losses associated with restructuring	$-	$1,010
Operating lease asset impairment	323	2,871
Finance lease asset impairment	70	1,441
Property and equipment impairment	138	5,970
Loss on sale of assets related to closed hubs	25	25
Labor and other costs incurred closing hubs	292	757
Gain on lease assignment	(236)	(236)
Occupancy	1,127	1,127
Severance	66	581
Contract termination costs	80	80
Total	1,885	13,626

The $1,010 charge for inventory reserves was recorded in cost of sales in the Company’s consolidated statement of operations. The other $12,616 charges were recorded in Restructuring expenses in the Company’s consolidated statement of operations. The total costs recorded in the three and nine months ended September 30, 2022 represent the total amount that can be reasonably estimated to be incurred in connection with the restructuring. We cannot conclude how long it will take to sublease or assign each lease, so we cannot reasonably estimate other future costs associated with the restructuring.

The carrying amount and major classes of assets and liabilities classified as held for sale are:

As of September 30, 2022
Operating lease assets	$15,906
Finance lease assets	$4,668
Property and equipment	$286
Total	$20,860

Operating lease liabilities	$17,123
Finance lease liabilities	$5,171
Total	$22,294

Note 22 - Related Party Transactions

In August 2022, the Company announced the Shift Merger. Since the execution of the Shift Merger Agreement, the Company has sourced vehicles from Shift, a related party.

The amount of vehicles purchased by the Company from Shift was $1,753 for the three months ended September 30, 2022. The amount due to Shift was $0 as of September 30, 2022.

CarLotz, Inc. and Subsidiaries - Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share data)

Note 23 - Subsequent Events

In preparing these condensed consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through November 8, 2022, the date the financial statements were available to be issued.

Lease assignment

In October 2022, the Company assigned the lease of an unopened hub location to a third-party, assigned the lease of a closed hub location to a third-party, and subleased the lease of a closed hub location to a third-party. The Company remains secondarily liable for the lease obligation pursuant to a guarantee for one of the assigned leases and remains primarily liable for the lease obligation for the subleased lease.

On November 1, 2022, the Company terminated the lease of a closed hub location.

Ally Facility

Effective as of October 1, 2022, the maximum available credit line under the floor plan credit facility with Ally Financial was reduced from $40 million to $25 million.

On October 5, 2022, the Company entered into a Credit Balance Agreement (the “RBCA”) with Ally Financial, with respect to the floor plan credit facility. The RBCA replaces the prior financial covenant under the floor plan credit facility that required the Company to maintain at least 10% of the maximum available credit line in cash and cash equivalents and at least 10% of the maximum available credit line on deposit with Ally Bank with a minimum requirement of $4 million, so long as the amount borrowed under the floor plan credit facility remains under $20 million, with such minimum amount to be increased to $5 million if the amount borrowed under the floor plan credit facility at any time exceeds $20 million.

RSU conversion

In October 2022, 4,823,584 unvested RSUs previously issued to three executives from the Inducement Plan were converted to restricted stock awards and became common shares outstanding. No other terms were modified upon conversion.